EXHIBIT 16.1

[Mitchell & Titus Letterhead]

November 21, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The Prudential Employee Savings Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of a Form 8-K of The Prudential Employee Savings Plan dated November 21, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Mitchell & Titus, LLP